Exhibit 99.1

FOR IMMEDIATE RELEASE

December 15, 2015

Codorus Valley Bancorp, Inc.
Announces Closing of Public Offering

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley) (NASDAQ: CVLY), holding company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced that it has completed a public offering of 1,519,000 shares of common stock at a price of $19.75 per share, for gross proceeds of approximately $30 million. Sandler O’Neill + Partners, L.P. and Janney Montgomery Scott LLC acted as joint book-running managers for the offering. Rhoads & Sinon LLP served as legal counsel to the Company, and Goodwin Procter LLP served as legal counsel to the underwriters.

The underwriters have a 30-day option to purchase up to an additional 227,850 shares of common stock from the Company.

The net proceeds to the Company after deducting underwriting commissions and expenses are estimated to be approximately $28 million.

“We are extremely pleased with the success of our offering,” commented Larry J. Miller, Chairman, President and Chief Executive Officer.  ”Investor demand was very strong, as evidenced by the pricing of the stock at no discount to the closing price, and the addition of this capital enhances our already well-capitalized financial position.  Our sincere thanks goes out to the many investors who purchased our stock through our offering, as well as to our professional partners in this transaction - namely Sandler O’Neill + Partners, L.P., Janney Montgomery Scott LLC, Rhoads & Sinon LLP, and BDO USA, LLP.  I also want to recognize the many associates at Codorus Valley Bancorp, Inc. who worked tirelessly to consummate this historic event on behalf of our Company.”

Additional Information Regarding the Offering: The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10022, (866) 805-4128 or from Janney Montgomery Scott, LLC at 60 State St. 35th Floor, Boston, MA 02109, (617) 557-2971, or by email at prospectus@janney.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of the prospectus and prospectus supplement.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. The Company primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-four financial centers located in York and Cumberland Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information about the Company can be found on the internet at www.peoplesbanknet.com. The Company’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-Looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this press release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this press release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

Contact:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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